Exhibit 5.2

107 Selden Street Berlin, CT 06037 Kerry J. Tomasevich Assistant General Counsel and Assistant Secretary 860-665-5744 kerry.tomasevich@eversource.com

January 10, 2023

The Connecticut Light and Power Company,

doing business as Eversource Energy

107 Selden Street

Berlin, CT 06037

Re: The Connecticut Light and Power Company,

doing business as Eversource Energy

First and Refunding Mortgage Bonds

Ladies and Gentlemen:

I am Assistant General Counsel and Assistant Corporate Secretary of Eversource Energy Service Company (“Eversource Service”), a service company affiliate of Eversource Energy. I have acted as counsel to The Connecticut Light and Power Company, a Connecticut corporation doing business as Eversource Energy (the “Company”), in connection with the Company’s issuance and sale to the public of $500,000,000 aggregate principal amount of its 5.25% First and Refunding Mortgage Bonds, 2023 Series A, due 2053 (the “Bonds”), pursuant to an Underwriting Agreement dated January 3, 2023, among Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, MUFG Securities Americas Inc., and TD Securities (USA) LLC, as representatives of the underwriters named therein, and the Company (the “Underwriting Agreement”). The Bonds were issued pursuant to an Indenture of Mortgage and Deed of Trust (the “Indenture”), dated as of May 1, 1921, between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee, as amended and supplemented. The Company has registered its first and refunding mortgage bonds with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-264278-03, the “Registration Statement”), relating to the Bonds. The Bonds were issued on January 10, 2023.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement dated January 3, 2023 (the “Prospectus”), and its exhibits, including the Indenture, the organizational documents of the Company and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and Eversource Service and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that (a) the Company is validly existing under the laws of its jurisdiction of organization, (b) the Company has the power to execute and deliver the Indenture and to perform its obligations thereunder and (c) the Company has duly authorized, executed and delivered the Indenture.

The opinions expressed above are limited to the current laws of the State of Connecticut and to the facts as they exist on the date hereof. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreement and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Bonds from you).

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated January 10, 2023, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours, /s/ Kerry J. Tomasevich
Kerry J. Tomasevich